July 9, 1996


Board of Directors
Siskon Gold Corporation
350 Crown Point Circle, Suite 100
Grass Valley, CA 95945

     Re:  Class A Common Stock of Siskon Gold Corporation

Gentlemen:

     As you know, we act as counsel to Siskon Gold Corporation (the "Company"), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 6,757,139 shares of the Company's Class A Common Stock (the "Shares"), 781,250 of which are to be issued upon the conversion of outstanding Series 2 Class B Common Stock; 4,000,000 are to be issued upon the exercise of Warrants, and 1,975,889 of which are to be issued upon the conversion of Convertible Notes, all as further described in a registration statement on Form S-3 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the prospectus, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of California and the laws of the United States.

     Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the shares held by the Selling Stockholders are, and the shares to be issued upon the exercise of warrants and options, upon receipt of adequate consideration, will be validly issued, fully paid, and nonassessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,


                              Bartel Eng Linn & Schroder,
                              a Law Corporation